Exhibit 99(i)

ANNUAL STATEMENT AS TO COMPLIANCE

HSBC Finance Corporation, successor by merger to

Household Finance Corporation ("HSBC" Finance")

HOUSEHOLD RECEIVABLES FUNDING, INC. III

HOUSEHOLD CREDIT CARD MASTER NOTE TRUST I

________________________________________________________

I, Steven H. Smith, Servicing Officer of HSBC Finance, as Servicer, DO HEREBY CERTIFY, in accordance with Section 3.09 of the Master Indenture dated as of September 25, 2000 (as amended and restated) among Wilmington Trust Company, as Trustee, Household Credit Card Master Note Trust I, (the "Issuer") and Wells Fargo Bank, National Association (as successor by merger to Wells Fargo Bank Minnesota, National Association), as Indenture Trustee, that:

1. A review of the activities of the Issuer from January 1 through December 31, 2004 and of performance under the Master Indenture has been made under my supervision; and

    To the best of my knowledge, based on my review, the Issuer has complied with all material conditions and covenants under the Master Indenture throughout such year. Based on such review, the Issuer has, to the best of my knowledge, performed in all material respects its obligations under the Master Indenture throughout such year and no default in the performance of such obligations has occurred or is continuing except as set forth below.

NONE

IN WITNESS WHEREOF, I have signed this certificate this 1st day of March, 2005.

HSBC Finance Corporation, as Servicer

/s/ Steven H. Smith ____________ Steven H. Smith

Servicing Officer